Exhibit 99.1

Blue Apron Holdings, Inc. Reports Third Quarter 2022 Results

New York, NY – November 7, 2022 – Blue Apron (NYSE: APRN) today announced financial results for the third quarter ended September 30, 2022 (3Q22).

Third Quarter 2022 Highlights

●	Net revenue remained flat year-over-year and was down 11.7% sequentially to $109.7 million, impacted by seasonality and the presence in the prior quarter of a bulk sale to an enterprise customer
●	Average Order Value rose 13.7% year-over-year and 5.5% sequentially to $70.83, a record high, primarily due to a price increase introduced in the second quarter ended June 30, 2022 (2Q22) and ongoing product innovations
●	Average Revenue per Customer increased 8.6% year-over-year and 3.8% sequentially to $340, a record high, primarily attributable to the price increase initiated in 2Q22
●	Cash and cash equivalents were $31.0 million as of September 30, 2022
●	On October 6, 2022, the company completed an at-the-market offering resulting in approximately $14.1 million of net proceeds to manage short-term liquidity, in light of not yet having received the expected funding from affiliates of Joseph N. Sanberg
●	Because Blue Apron has not yet received the funding from Mr. Sanberg’s affiliates, on November 6, 2022, the company entered into a pledge agreement with one of Mr. Sanberg’s affiliates to secure payment of the $56.5 million of private placement funding owed to the company. The company obtained a security interest in certain securities of private companies with a value estimated to be significantly in excess of the owed amount
●	In the third quarter, the company started to take actions to further stabilize its cash position, and began to identify and implement cost reduction initiatives. The company is also evaluating financing and other alternatives to manage its liquidity

Linda Findley, Blue Apron’s President and Chief Executive Officer, commented, “During the third quarter, we delivered record levels of Average Order Value and Average Revenue Per Customer. These metrics are supported, in part, by expanded menu variety, including Ready to Cook meals along with seasonal offerings, which continue to resonate well with customers. We are working to balance the performance of our products with our response to inflation. Our focus is to provide value to our customers, while leveraging price and cost discipline to mitigate macro headwinds to target margin improvement over time.”

“We also successfully executed an at-the-market offering right after quarter end, resulting in approximately $14.1 million of net proceeds to enhance short-term liquidity. We did so in light of the delay in funding from Mr. Sanberg’s affiliates. We remain in active discussions with Mr. Sanberg and on November 6, 2022, we entered into a pledge agreement with one of his affiliates which granted us a security interest in certain securities of private companies, with a value estimated to be significantly in excess of the $56.5 million of outstanding private placement funding owed to the company. In addition, midway through the third quarter, we began to identify and put in place cost-saving initiatives designed to manage expenses and improve margins, as we continue to drive towards our goal of long-term sustainable growth.”

Key Customer Metrics

Key customer metrics in the table below reflect the company’s product initiatives and targeted marketing investments, the seasonality of the company’s business, and other operating trends. The metrics below exclude the impact of a $10.0 million bulk sale to an enterprise customer in 2Q22.

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Orders (in thousands)	1,548	1,701	1,760
Customers (in thousands)	323	349	350
Average Order Value	$70.83	$67.14	$62.30
Orders per Customer	4.8	4.9	5.0
Average Revenue per Customer	$340	$328	$313

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Third Quarter 2022 Financial Results

●	Net revenue was $109.7 million, consistent with net revenue in the third quarter of 2021 (3Q21), and was impacted by a decline in Customers and Orders, but was offset by an increase in Average Order Value, which reflects the pricing increases introduced in the second half of 2021 and first half of 2022, as well as ongoing product innovation and variety. Net revenue decreased 12% sequentially, mainly due to a $10.0 million bulk sale related to a directed donation to an enterprise customer by a company related party that took place in 2Q22, as well as due to typical seasonal trends in the business.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, increased 90 basis points year-over-year from 66.9% to 67.8%. The increase was primarily driven by higher shipping and fulfillment packaging costs due to price increases and fuel surcharges, partially offset by a slight improvement in food costs. COGS as a percentage of net revenue increased 250 basis points sequentially, mainly due to typical seasonal trends in the business.
●	Marketing expenses were $17.3 million, or 15.8% of net revenue, a 16% increase from 3Q21 as part of the company’s growth strategy to drive customer acquisition and target new customers. Marketing expenses declined 21% from 2Q22 driven by a deliberate pullback due to significant cost increases caused by competitive pressures seen during the quarter as well as due to typical seasonal trends in the business.
●	Product, technology, general and administrative (PTG&A) expenses increased 5% from $35.2 million in 3Q21 to $37.0 million in 3Q22. The increase was primarily due to an increase in professional fees to support the company’s strategic initiatives. As a percentage of net revenue, PTG&A increased 160 basis points year-over-year from 32.1% to 33.7%. PTG&A declined 4% from $38.5 million in 2Q22, primarily due to lower accrued bonus expense.
●	Net loss was $25.8 million, and diluted loss per share was $0.74, based on 34.9 million weighted-average shares outstanding. This compares with a net loss of $27.6 million, and diluted loss per share of $1.17, in 3Q21 based on 23.7 million weighted-average shares outstanding.
●	The total shares outstanding as of September 30, 2022, were 34,955,828. Following the completion of the at-the-market equity offering as described below, total shares outstanding were 39,578,600 as of October 6, 2022.
●	Adjusted EBITDA was a loss of $17.5 million, compared with an adjusted EBITDA loss of $11.7 million in 3Q21.

Liquidity and Capital Resources

●	Cash and cash equivalents were $31.0 million as of September 30, 2022.
●	Cash used in operating activities totaled $20.7 million in 3Q22, compared with cash used of $16.5 million in the third quarter of the prior year. The higher operating cash outflow was primarily related to increased losses.
●	Capital expenditures totaled $2.0 million in 3Q22, representing an increase of $1.0 million from 3Q21.
●	Free cash flow was $(22.7) million in 3Q22, compared with $(17.6) million in 3Q21. The change was driven by increased operating cash outflow, as well as an increase in capital expenditures.
●	On August 7, 2022, the company amended the original RJB April 2022 private placement purchase agreement to increase the aggregate amount of RJB’s remaining equity commitment from $20.0 million to $50.0 million (including the unpaid $20.0 million equity commitment from the original purchase agreement) at a purchase price of $5.00 per share while extending the closing date to on or before August 31, 2022, and by adding a personal guarantee of RJB’s obligations from Mr. Sanberg. On August 7, 2022, the company also amended the gift card sponsorship agreement with a related party affiliated with Mr. Sanberg to extend the closing date to August 31, 2022 and add a personal guarantee of his affiliate’s obligations from Mr. Sanberg.
●	On September 7, 2022, the RJB private placement was further amended to increase the aggregate purchase price from $50.0 million to $56.5 million at a purchase price of $5.65 per share and to extend the closing date to September 30, 2022. On September 7, 2022, the company also further amended the gift card agreement to reduce the gift card sponsorship fee from $20.0 million to $18.5 million and to extend the due date to September 19, 2022. The company collected $5.6 million during the third quarter with $12.9 million remaining to be paid. RJB’s obligation to complete the second closing is not subject to closing conditions.
●	On November 6, 2022, the company and Remember Bruce, LLC, an affiliate of Mr. Sanberg, entered into a guaranty and pledge agreement. In the agreement, Remember Bruce granted the company a security interest in Remember Bruce’s equity interests in securities of certain privately-held issuers; the certificates (if any) representing the pledged shares; and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the pledged shares. The value of the pledged shares as of November 6, 2022 is estimated to be significantly in excess of the $56.5 million owed to the company, based on a third-party valuation report reviewed by the company and based on representations made by the pledgor in the pledge agreement. Blue Apron is permitted to exercise remedies under the pledge agreement if the outstanding amounts owed to the company remain unpaid after November 30, 2022, or earlier if the pledgor breaches the pledge agreement. Pursuant to the guaranty and pledge agreement, Remember Bruce also agreed to guarantee RJB’s obligation to pay the $56.5 million of funding owed to the company under the Purchase Agreement.
●	On October 6, 2022, the company completed an at-the-market equity offering through which it issued 4,622,772 shares of its Class A common stock, resulting in total proceeds of approximately $14.1 million, net of commissions and offering fees.
●	If the company does not receive the private placement or gift card funds in a timely manner and is unable to reduce a sufficient amount of costs, raise alternative funds or negotiate covenant relief from its lenders, the company expects that it will breach its minimum liquidity covenant as early as later this month. The company is working with financial advisors to evaluate financing and other alternatives, in addition to being in discussions with its lenders.

ESG Initiatives

The company continues to execute on its environmental, social and governance (ESG) strategy and initiatives. Recent efforts include:

●	Releasing its Better Living Roadmap, an inaugural ESG report that highlights the company’s accomplishments in 2021 and includes its first Sustainability Accounting Standards Board (SASB) report
●	Engaging Planet FWD, the leading carbon management platform for consumer companies, as a proactive step towards the company’s net zero goals
●	Joining the United Nations Global Compact Initiative and committing to elevating its role to help drive the outcomes of the United Nations’ 17 Sustainable Development Goals

Outlook

Due to the uncertainty of the anticipated funds from Mr. Sanberg’s affiliates, Blue Apron is withdrawing its previously announced revenue growth target of 7% to 13% for full year 2022. The company remains focused on achieving Adjusted EBITDA profitability in the future and will evaluate providing updated targets once the company has more certainty on its liquidity position.

Conference Call and Webcast

Blue Apron will host a conference call and live webcast today at 8:30 a.m. Eastern Time. The earnings conference call can be accessed by dialing 1-877-883-0383. The conference ID is 3426749. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Wednesday, November 16, 2022 by dialing 1-877-344-7529 or 1-412-317-0088, utilizing the replay access code 6201945.

About Blue Apron

Blue Apron’s vision is Better Living Through Better Food TM. Launched in 2012, Blue Apron offers fresh, chef-designed meals that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the sufficiency of the company’s cash resources and ability to operate as a going concern in the event that the RJB Partners, LLC private placement and the related party gift card transaction described in this press release do not close or the company is unable to realize the anticipated benefits from identified, and to be identified, expense reductions or alternative financing options are not identified and consummated, the company’s expectations regarding its expenses and revenue, the company’s ability to foreclose upon the pledged securities securing the RJB private placement obligation in a private or other sale and receive proceeds sufficient to satisfy amounts owed to the company from Mr. Sanberg’s affiliates, the outcome of discussions with the company’s lenders in the event the company breaches a covenant under the company’s note purchase agreement; the company’s ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations in amounts necessary to maintain compliance with financial and other covenants under the company’s indebtedness, while continuing to support the execution of its growth strategy on its anticipated timelines; the company’s ability, including the timing and extent, to successfully support the execution of its growth strategy (including the ability to successfully increase marketing and technology improvements on the company’s planned timeline, if at all), the company’s ability to cost-effectively attract new customers and retain existing customers, including its ability to sustain any increase in demand, and its ability to continue to expand its product offerings and distribution channels, the company’s ability to sustain any increase in demand and/or the company’s ability to continue to execute operational efficiency practices; the company’s expectations regarding, and the stability of, its supply chain, including potential shortages, interruptions or continued increased costs in the supply or delivery of ingredients, and parcel and freight carrier interruptions or delays and/or higher freight or fuel costs, as a result of inflation or otherwise; the company’s ability to further invest in marketing; changes in consumer behaviors, tastes and preferences that could lead to changes in demand, including as a result of, among other things the impact of inflation or other macroeconomic factors, and to some extent, long-term impacts on consumer behavior and spending habits; the company’s ability to attract and retain qualified employees and personnel in sufficient numbers; the company’s ability to effectively compete; the company’s ability to maintain and grow the value of its brand and reputation; any material and adverse impact of any resurgences and/or new variants of the COVID-19 virus on the company’s operations and results, such as challenges in employee recruiting and retention, any prolonged closures, or series of temporary closures, of one or both of its fulfillment centers, supply chain or carrier interruptions or delays, and any resulting need to cancel or shift customer orders; the company’s ability to achieve its ESG goals on its anticipated timeframe, if at all; the company’s ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; the company’s ability to comply with modified or new laws and regulations applying to its business, or the impact that such compliance may have on its business; the company’s vulnerability to adverse weather conditions, natural disasters, wars, and public health crises, including pandemics; the company’s ability to protect the security and integrity of its data and protect against data security risks and breaches; the company’s ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 9, 2022, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 8, 2022, and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 to be filed with the SEC and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of any new information, future events, or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes (gain) loss on extinguishment of debt, as these represent primarily non-cash accounting adjustments;
●	adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the liability-classified warrant obligation as of each reporting period, which were required to be settled in either cash, which would have harmed our liquidity, or our Class A common shares, which would have resulted in dilution to our stockholders;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities.

Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures.”

Use of Key Customer Metrics

This press release includes various key customer metrics that the company uses to evaluate our business and operations, measure its performance, identify trends affecting its business, project its future performance, and make strategic decisions. You should read these metrics in conjunction with the company’s financial statements. The company defines and determines its key customer metrics as follows:

Orders

The company defines Orders as the number of paid orders by Customers across the company’s meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

The company determines its number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across the company’s meal, wine or market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period.

Average Order Value

The company defines Average Order Value as the company’s net revenue from its meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms, in a given reporting period divided by the number of Orders in that period. For 2Q22, Average Order Value excludes the $10.0 million bulk enterprise sale. If the bulk sale is included, Average Order Value for 2Q22 would be $73.04.

Orders per Customer

The company defines Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

The company defines Average Revenue per Customer as the company’s net revenue from its meal, wine and market products sold on the company’s e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period divided by the number of Customers in that period. For 2Q22, Average Revenue per Customer excludes the $10.0 million bulk enterprise sale. If the bulk sale is included, Average Revenue per Customer for 2Q22 would be $356.

Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,977	$82,160
Accounts receivable, net	19	234
Inventories, net	30,789	24,989
Prepaid expenses and other current assets	18,023	12,249
Total current assets	79,808	119,632
Property and equipment, net	97,346	108,355
Other noncurrent assets	6,984	3,719
TOTAL ASSETS	$184,138	$231,706
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,002	$27,962
Current portion of related party payables	3,000	—
Current portion of long-term debt	—	3,500
Accrued expenses and other current liabilities	28,955	31,951
Deferred revenue	20,866	7,958
Warrant obligation	—	8,001
Total current liabilities	81,823	79,372
Long-term debt	27,365	25,886
Facility financing obligation	35,799	35,886
Related party payables	2,500	—
Other noncurrent liabilities	8,359	10,509
TOTAL LIABILITIES	155,846	151,653
TOTAL STOCKHOLDERS’ EQUITY	28,292	80,053
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$184,138	$231,706

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenue	$109,665	$109,654	$351,653	$363,370
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	74,367	73,397	235,015	232,574
Marketing	17,291	14,852	66,981	51,108
Product, technology, general and administrative	36,980	35,237	118,747	108,590
Depreciation and amortization	5,350	5,507	16,218	16,739
Total operating expenses	133,988	128,993	436,961	409,011
Income (loss) from operations	(24,323)	(19,339)	(85,308)	(45,641)
Gain (loss) on extinguishment of debt	—	—	650	(4,089)
Interest income (expense), net	(1,416)	(1,864)	(4,621)	(6,303)
Other income (expense), net	—	(6,432)	2,033	(5,884)
Income (loss) before income taxes	(25,739)	(27,635)	(87,246)	(61,917)
Benefit (provision) for income taxes	(11)	(1)	(76)	(27)
Net income (loss)	$(25,750)	$(27,636)	$(87,322)	$(61,944)

Net income (loss) per share - basic	$(0.74)	$(1.17)	$(2.59)	$(3.07)
Net income (loss) per share - diluted	$(0.74)	$(1.17)	$(2.59)	$(3.07)
Weighted-average shares outstanding - basic	34,853,137	23,709,639	33,747,813	20,196,442
Weighted-average shares outstanding - diluted	34,853,137	23,709,639	33,747,813	20,196,442

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(87,322)	$(61,944)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	16,218	16,739
Loss (gain) on disposal of property and equipment	135	(1,025)
Loss (gain) on extinguishment of debt	(650)	4,089
Loss (gain) upon derecognition of warrant obligation	(214)	—
Changes in fair value of warrant obligation	(1,819)	5,884
Changes in reserves and allowances	(183)	49
Share-based compensation	5,384	7,631
Non-cash interest expense	597	1,092
Changes in operating assets and liabilities:	(289)	89
Net cash from (used in) operating activities	(68,143)	(27,396)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,708)	(4,084)
Proceeds from sale of property and equipment	166	1,356
Net cash from (used in) investing activities	(4,542)	(2,728)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from debt issuances	28,200	—
Net proceeds from equity and warrant issuances	25,500	24,571
Repayments of debt	(30,625)	(2,625)
Payments of debt and equity issuance costs	(1,452)	(842)
Receipt of funds held in escrow	—	5,000
Release of funds held in escrow	—	(5,000)
Principal payments on capital lease obligations	(120)	(101)
Net cash from (used in) financing activities	21,503	21,003
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(51,182)	(9,121)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	83,597	45,842
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$32,415	$36,721

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(25,750)	$(23,123)	$(27,636)
Share-based compensation	1,507	1,704	2,166
Depreciation and amortization	5,350	5,464	5,507
Loss (gain) on extinguishment of debt	—	(650)	—
Interest (income) expense, net	1,416	1,435	1,864
Other (income) expense, net	—	(387)	6,432
Provision (benefit) for income taxes	11	54	1
Adjusted EBITDA	$(17,466)	$(15,503)	$(11,666)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(20,861)	$(16,518)	$(68,143)	$(27,396)
Purchases of property and equipment	(1,885)	(1,075)	(4,708)	(4,084)
Free cash flow	$(22,746)	$(17,593)	$(72,851)	$(31,480)